Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 29, 2015	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2015

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2015.

Gaming revenues of $42,012,000 were up 1.6% compared to the third quarter of 2014.  The revenue increase was primarily attributable to increased slot machine revenue.

Other operating revenues of $5,184,000 were down compared to the third quarter of 2014, primarily from the fact that there were several large non-recurring conventions in the third quarter of last year and the fact that the fall NASCAR race weekend at Dover International Speedway was held in the fourth quarter of this year compared to the third quarter of last year.  Occupancy levels in the Dover Downs Hotel were 92% for the third quarter of this year.

General and administrative costs were down to $1,331,000 for the third quarter compared to $1,468,000 last year.

Interest expense decreased to $259,000 during the quarter from lower interest rates and lower average outstanding borrowings.

Net earnings were $826,000, or $.03 per diluted share compared with $699,000 or $.02 per diluted share for the third quarter of 2014.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “The fact that we were able to generate a small Gaming revenue increase for the quarter reflects the value of our assets on-site, especially our 500-room hotel which continues to be our strongest competitive tool.  While we continue to benefit from legislation passed in July 2014 by which the State shares in some of our slot machine vendor costs, more comprehensive legislation proposed in the Senate stalled in 2015 and it remains imperative that we impress upon those who regulate and control our destiny that our hotel and restaurants are in need of upgrades in order to remain the critical marketing assets they have historically been.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Gaming (1)	$42,012	$41,349	$118,846	$120,415
Other operating (2)	5,184	6,639	17,989	19,256
	47,196	47,988	136,835	139,671
Expenses:
Gaming	39,068	38,260	111,704	113,626
Other operating	3,551	4,638	11,957	13,691
General and administrative	1,331	1,468	4,165	4,284
Depreciation	2,030	2,196	6,353	6,764
	45,980	46,562	134,179	138,365

Operating earnings	1,216	1,426	2,656	1,306

Interest expense	(259)	(412)	(937)	(1,312)

Earnings (loss) before income taxes	957	1,014	1,719	(6)

Income tax expense	(131)	(315)	(614)	(184)

Net earnings (loss)	$826	$699	$1,105	$(190)

Net earnings (loss) per common share:
- Basic	$0.03	$0.02	$0.03	$(0.01)
- Diluted	$0.03	$0.02	$0.03	$(0.01)

Weighted average shares outstanding:
- Basic	32,086	31,962	32,085	31,961
- Diluted	32,086	31,962	32,085	31,961

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash	$8,787	$10,079
Accounts receivable	2,793	3,838
Due from State of Delaware	8,758	7,258
Inventories	1,935	1,783
Prepaid expenses and other	3,632	2,324
Receivable from Dover Motorsports, Inc.	11	22
Income taxes receivable	162	6
Deferred income taxes	1,395	1,243
Total current assets	27,473	26,553

Property and equipment, net	146,873	152,107
Other assets	711	752
Deferred income taxes	732	404
Total assets	$175,789	$179,816

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,301	$3,975
Purses due horsemen	8,761	6,917
Accrued liabilities	7,398	8,196
Deferred revenue	501	389
Revolving line of credit	33,660	39,010
Total current liabilities	53,621	58,487

Liability for pension benefits	8,435	8,980
Total liabilities	62,056	67,467

Stockholders’ equity:
Common stock	1,799	1,788
Class A common stock	1,487	1,487
Additional paid-in capital	5,334	5,125
Retained earnings	109,734	108,629
Accumulated other comprehensive loss	(4,621)	(4,680)
Total stockholders’ equity	113,733	112,349
Total liabilities and stockholders’ equity	$175,789	$179,816

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014

Operating activities:
Net earnings (loss)	$1,105	$(190)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	6,353	6,764
Amortization of credit facility origination fees	85	106
Stock-based compensation	285	441
Deferred income taxes	(571)	(435)
Changes in assets and liabilities:
Accounts receivable	1,045	748
Due from State of Delaware	(1,500)	(343)
Inventories	(152)	25
Prepaid expenses and other	(1,269)	(934)
Receivable from/payable to Dover Motorsports, Inc.	11	(33)
Income taxes receivable/payable	(104)	443
Accounts payable	(674)	(1,393)
Purses due horsemen	1,844	629
Accrued liabilities	(798)	39
Deferred revenue	112	(13)
Liability for pension benefits	(435)	(335)
Net cash provided by operating activities	5,337	5,519

Investing activities:
Capital expenditures	(1,118)	(640)
Purchase of available-for-sale securities	(8)	(28)
Proceeds from sale of available-for-sale securities	5	26
Net cash used in investing activities	(1,121)	(642)

Financing activities:
Borrowings from revolving line of credit	46,130	81,470
Repayments of revolving line of credit	(51,480)	(88,010)
Repurchase of common stock	(65)	(104)
Credit facility fees	(93)	(108)
Net cash used in financing activities	(5,508)	(6,752)

Net decrease in cash	(1,292)	(1,875)
Cash, beginning of period	10,079	12,950
Cash, end of period	$8,787	$11,075